Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Maxeon Solar Technologies, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no par value	Rule 456(b) and 457(r)	8,613,500	$28.00	$241,178,000	0.00011020	$26,577.82	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$241,178,000		$26,577.82
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$26,577.82

(1)

In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-271971 filed by the registrant on May 16, 2023.

The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate offering price of that offering is $241,178,000.